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                                                                   EXHIBIT 10.21


                           HQ GLOBAL WORKPLACES, INC.

Mr. David J. Rupert
Executive Vice President, Chief Operating Officer
VANTAS, Incorporated

                   Re: Agreement to Amend Employment Agreement

Dear David:

         You currently are a party to an Employment Agreement, dated September 7, 1999 (the "Employment Agreement"), with VANTAS, Incorporated ("VANTAS"). The Employment Agreement may be amended at any time, provided that the amendment is in writing and is signed by you and VANTAS. VANTAS is party to an agreement pursuant to which VANTAS will be merged with and into HQ Global Workplaces, Inc., formerly known as OmniOffices, Inc. (the "Company"), and the Company will be the surviving entity (the "Merger"). In connection with such agreement, and subject in its entirety to the closing of the Merger, the Company hereby agrees to amend your Employment Agreement in the following manner. Any terms used below with initial capital letters and not defined herein shall have the meanings given thereto in the Employment Agreement.

EFFECTIVE DATE: The following amendments will become effective upon the date of the closing of Merger (the "Closing Date").

TITLE: During the Term following the Closing Date, you will become President and Chief Operating Officer of the Company.

PRINCIPAL FINANCIAL TERMS - CASH COMPENSATION

o During the Term following the Closing Date, the Annual Payment will equal $400,000, prorated in year 2000 from the Closing Date. This Annual Payment will be reviewed annually and consideration will be made in that review to comparable salary data provided by either Watson Wyatt, The Hay Group or another reputable executive compensation firm agreed upon by you and the Board.

o During the Term following the Closing Date, your target Performance Bonus will equal $200,000 (50% of the initial Annual Payment), pro-rated in year 2000 from the Closing Date. Your Performance Bonus can potentially range from 25% of the Annual Payment to 75%, based on objectives and criteria that will be established by you, the Company's Chief Executive Officer and the Board. The expectation is that the 50% bonus would apply 70-80% of the time, and that the bonus percentage would only be at the lower or the higher end of the range as a result of exceptionally poor or good performance, respectively.


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o        The onetime bonus of $95,000 payable under the second sentence of paragraph 5 of the Employment Agreement will be made on the Closing Date, in lieu of the date otherwise provided in the Employment Agreement.

PRINCIPAL FINANCIAL TERMS - STOCK AND OPTION GRANTS
NEW STOCK AND OPTION GRANTS

o As soon as practicable following the Closing Date, you will receive options to purchase common stock of the Company with a value equal to 4X the Annual Payment, or $1,600,000, which will become exercisable over a four-year period (37.5% after 18 months, then 12.5% every 6 months up to 100% in total, provided in each case that you are still employed by the Company on the applicable vesting date). The exercise price per share will equal the per share valuation used for purposes of the Merger.

o As soon as practicable following the Closing Date, you will receive a grant of restricted common stock in the Company with a value equal to 1.5X the Annual Payment, or $600,000, which will become vested over a four-year period (37% after 18 months, then 12.5% every 6 months up to 100% in total, provided in each case that you are still employed by the Company on the applicable vesting date).

NEW STOCK AND OPTION GRANTS RELATED TO VALUE CARRIED OVER FROM VANTAS

o You will receive a cash payment of $1,000,000 to reflect the difference in option strike price between the prior VANTAS options and the new Company options.

o On the Closing Date you will make a personal investment of $300,000 in the Company's restricted common stock, which will vest immediately. Your ability to sell this Company restricted common stock, while still an employee, will be limited in terms of the aggregate shares purchased as follows:

                  -      None until 18 months after the Closing Date,

                  -      Up to 37.5% on or after the 18-month point, then

                  - Up to an additional 12.5% on or after each subsequent six month point, until the aggregate 100% total is reached.

         In the event that you cease to be an employee of the Company, your ability to sell this Company restricted common stock will revert to 100%. In all cases usual terms and conditions for restricted stock purchases or sales e.g., insider rules) will apply.

o Conditional upon your personal investment in Company restricted common stock as set forth above, you will be granted $1 in restricted common stock of FrontLine Capital Group ("Frontline") for each $1 you invest in Company restricted common stock, up to a maximum of $600,000. Your ability to sell the Frontline stock, while still an employee, will be limited in terms of the aggregate shares purchased as follows:

                  -      None until 18 months after the Closing Date,

                  -      Up to 37.5% on or after the 18-month point, then



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                  -      Up to an additional 12.5% on or after each subsequent
                         six month point, until the aggregate 100% total is reached.

         In the event that you cease to be an employee of the Company, your ability to sell the Frontline restricted common stock will revert to 100%. In all cases usual terms and conditions for restricted stock purchases or sales (e.g., insider rules) will apply.

FRINGE BENEFITS

o During the period commencing on the Closing Date and terminating on the date of termination of your employment, the Company will pay you a housing/car allowance in an amount not to exceed $4,000 per month.

o All other provisions of the Employment Agreement will remain in effect during the Term following the Closing Date. In addition, the foregoing provisions and obligations will not become effective unless and until the Merger occurs.

Please indicate your acknowledgment of and acceptance of the foregoing by signing and dating this letter in the space provided below.

                                         HQ Global Workplaces, Inc.



                                         By  /s/ [ILLEGIBLE]
                                            -----------------------------------

ACKNOWLEDGED AND AGREED
this 15 day of June, 2000
     --


/s/ DAVID RUPERT
--------------------------------
          David Rupert


ACKNOWLEDGED AND AGREED
this 26th day of June 2000
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FrontLine Capital Group



By: /s/ [ILLEGIBLE]
--------------------------------






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                                 [VANTAS LETTERHEAD]




June 15, 2000

To:       Steve Rathkopf

From:     David J. Rupert

Re:       Amended Employment Agreement


Enclosed is a signed copy of my amended employment with HQ Global Workplaces. Please note that I have elected to change the level of investment in restricted stock to $300,000.00, which would be matched by Frontline Capital restricted stock. You will need to let me know how this transaction will be completed with the necessary documentation. Also, someone will need to advise our payroll group on the payout of $95,000.00 from my prior contract.

Please return an executed copy for my files.

Thank you for taking care of this matter.


/s/ DAVID J. RUPERT
David J. Rupert